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                            M.H. MEYERSON & CO., INC.

                                   Exhibit 11

                         Statement of Earnings Per Share


The earnings per share during the periods presented were calculated as follows:

Six months ended July 31, 2001

6,571,715 shares from February 1 to February 12       12 days        78,860,580
6,573,123 shares from February 13 to February 19       7 days        46,011,861
6,575,097 shares from February 20 to March 5          14 days        92,051,358
6,577,226 shares from March 6 to March 8               3 days        19,731,678
6,578,547 shares from March 9 to March 11              3 days        19,735,641
6,579,785 shares from March 12 to March 20             9 days        59,218,065
6,581,514 shares from March 21 to April 30            41 days       269,842,074
6,581,514 shares from May 1 to July 31                92 days       605,499,288

                                                     181 days     1,190,950,545

1,190,950,545 shares divided by 181 days = 6,579,837 average shares outstanding

$(6,102,389) / 6,579,837 = $(0.93) loss per share

Six months ended July 31, 2002

6,606,514 shares from February 1 to April 30          89 days       587,979,746
6,606,964 shares from May 1 to July 31                92 days       607,840,688

                                                     181 days     1,195,820,434

1,195,820,434 shares divided by 181 days = 6,606,743 average shares outstanding

$(2,548,974)/6,606,743 = $(0.39)